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                                                                    Exhibit 11.1

                              VIALOG Corporation
           Calculation of Shares Used in Determining Loss Per Share
                                  (Unaudited)

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
                                                                Year Ended December 31,
                                                     -------------------------------------------
                                                        1998             1999            2000
                                                     ----------        ---------      ----------
Common stock, beginning of period                     3,486,380        3,693,672       9,133,569
Weighted average common shares
  issued during period, net                             145,931        4,251,661         301,709
Common stock options and warrants
  using the treasury stock method                             -                -               -
                                                     ----------      -----------      ----------
                                                      3,632,311        7,945,333       9,435,278
                                                     ==========      ===========      ==========

Net loss (in thousands)                              $  (11,877)     $   (12,120)     $   (9,156)
                                                     ==========      ===========      ==========
Basic and diluted net loss per share                 $    (3.27)     $     (1.53)     $    (0.97)
                                                     ==========      ===========      ==========

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